Cowen Declares Quarterly Dividend On Its Series A Cumulative Perpetual Convertible Preferred Stock

NEW YORK — July 29, 2022 — Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company) today announced that its Board of Directors has declared a quarterly cash dividend of $14.06 per share on the Company’s 5.625% Series A Cumulative Perpetual Convertible Preferred Stock (the “Convertible Preferred Stock”).

The quarterly dividend on the Convertible Preferred Stock is payable on August 15, 2022, to holders of record at the close of business on August 1, 2022.

About Cowen Inc.

Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm that provides investment banking, research, sales and trading, prime brokerage, outsourced trading, and commission management services. Cowen also has an investment management division which offers actively managed alternative investment products. Founded in 1918, the Company is headquartered in New York and has offices worldwide. Learn more at Cowen.com

For further information, contact:

Cowen Inc.
J.T. Farley, Investor Relations
(646) 562-1056
James.Farley@cowen.com